Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-26743, 333-61467, 333-74490 and 333-118861) of Cenveo, Inc. of our report dated February 28, 2007, except for Note 2, as to which the date is March 28, 2008, with respect to the consolidated financial statements and schedule of Cenveo, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

 /s/ ERNST & YOUNG LLP

Stamford, Connecticut
March 28, 2008